UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  October 3, 2012  (October 1, 2012)

Tredegar Corporation
(Exact name of Registrant as specified in charter)

Virginia	1-10258	54-1497771
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1100 Boulders Parkway, Richmond, Virginia	23225
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(804) 330-1000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 1, 2012 (the “Closing Date”), The William L. Bonnell Company, Inc., a Georgia corporation (the “Buyer”) and a wholly-owned subsidiary of Tredegar Corporation, a Virginia corporation (the “Company”), entered into and simultaneously consummated the transactions (the “Transaction”) contemplated by a Stock Purchase Agreement (the “Purchase Agreement”) with AACOA, Inc., a Michigan corporation (“AACOA”), and the individual shareholders of AACOA (the “Shareholders” and each, a “Shareholder”).  Pursuant to the Purchase Agreement, the Buyer purchased from the Shareholders all of the outstanding shares of common stock of AACOA for an aggregate purchase price of $50,750,000, subject to certain adjustments (the “Purchase Price”).

The Purchase Agreement contains customary representations, warranties, covenants, agreements and indemnification obligations of the Shareholders and the Buyer.  The Buyer deposited an aggregate of $7,075,000 of the Purchase Price in escrow accounts, $2,000,000 of which will be held in an account pending the resolution of any working capital disputes and $5,075,000 of which will be held in an account for 18 months primarily as a recourse of Buyer against the Shareholders for the Shareholders’ indemnification obligations under the Purchase Agreement.  The Shareholders have also agreed to certain non-competition restrictions in connection with the business of AACOA and to non-solicitation restrictions with respect to AACOA’s employees and customers.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The above description of the Purchase Agreement has been included to provide information regarding the terms of the Purchase Agreement.  The Purchase Agreement contains representations and warranties of the parties thereto that were made solely for the benefit of the other party.  The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Purchase Agreement.  The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement.  In addition, such representations and warranties may apply a contractual standard of materiality that is different from that generally applicable to shareholders.  The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Purchase Agreement and should not be relied upon as a disclosure of factual information relating to the parties thereto or the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To fund a portion of the Purchase Price, on October 1, 2012, the Company borrowed $47,000,000 under its $350,000,000, five-year, revolving, unsecured credit facility, dated as of April 23, 2012 (the “Credit Agreement”), with the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, SunTrust Bank, as syndication agent, and Citizens Bank of Pennsylvania, HSBC Bank USA, National Association, PNC Bank, National Association, and U.S. Bank National Association, as co-documentation agents (collectively, the “Lenders”).  Certain of the Company’s material domestic subsidiaries have guaranteed to the Lenders the obligations of the Company under the Credit Agreement pursuant to a separate guaranty agreement, dated as of April 23, 2012 (the “Guaranty”).

The borrowing, which the Company contributed to the Buyer, bears interest at a rate per annum equal to one month LIBO Rate plus the applicable credit spread per the terms of the Credit Agreement (as of the Closing Date, LIBO Rate of .25 plus spread of 200 basis points).

For more information on the Credit Agreement and the Guaranty, see the description thereof contained in Item 1.01 and Item 2.03 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 26, 2012, which description is incorporated herein by reference.

Item 8.01.	Other Events.

On October 1, 2012, the Company issued a press release announcing the Transaction.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits.

2.1
Stock Purchase Agreement, made as of October 1, 2012, by and among The William L. Bonnell Company, Inc., AACOA, Inc., the shareholders of AACOA, Inc., and Daniel G. Formsma, as the representative of the shareholders of AACOA, Inc.  (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.)

99.1	Press release issued on October 1, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 3, 2012

TREDEGAR CORPORATION

By:	/s/ A. Brent King
A. Brent King
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1
Stock Purchase Agreement, made as of October 1, 2012, by and among The William L. Bonnell Company, Inc., AACOA, Inc., the shareholders of AACOA, Inc., and Daniel G. Formsma, as the representative of the shareholders of AACOA, Inc.  (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.)

99.1	Press release issued on October 1, 2012.